Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven P. Grimes and Dennis K. Holland and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cease to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Name	Title	Date

/s/ Robert D. Parks	Chairman of the Board	May 19, 2008
Robert D. Parks

/s/ Brenda G. Gujral	Director	May 19, 2008
Brenda Gujral

/s/ Kenneth Masick	Director	May 19, 2008
Kenneth Masick

/s/ Richard P. Imperiale	Director	May 19, 2008
Richard P. Imperiale

/s/ Frank A. Catalano, Jr.	Director	May 19, 2008
Frank A. Catalano, Jr.

/s/ Kenneth H. Beard	Director	May 19, 2008
Kenneth H. Beard

/s/ Paul R. Gauvreau	Director	May 19, 2008
Paul R. Gauvreau

/s/ Gerald M. Gorski	Director	May 19, 2008
Gerald M. Gorski

/s/ Barbara A. Murphy	Director	May 19, 2008
Barbara A. Murphy